Exhibit 99.1

FINAL

Investor Relations Contacts:	Todd Friedman or
Karen Fisher	Stacie Bosinoff
DivX, Inc.	The Blueshirt Group
858-882-6415	415-217-7722
kfisher@divxcorp.com	todd@blueshirtgroup.com
stacie@blueshirtgroup.com

Media Contact:

Jennifer Baumgartner

DivX, Inc.

503-901-5371

Jbaumgartner@divxcorp.com

DivX, Inc. Reports Second Quarter 2009 Financial Results

Paramount and Lionsgate Added to Expanding List of Hollywood

Content in DivX Format

Emerging Product Categories Continue to Gain Traction

Balance Sheet Remains Strong with $140 Million or $4.29 per Share in

Cash and Investments

SAN DIEGO, CA – August 4, 2009 — DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced results for the three and six months ended June 30, 2009.

The Company reported revenues for the second quarter of $15.2 million, comprised of $13.7 million of technology licensing revenues and $1.5 million of media and other distribution and services revenues. This compares to revenues of $21.3 million reported for the same period a year ago, which included $16.4 million of technology licensing revenues and $4.9 million of media and other distribution and services revenues.

“In the face of the ongoing global economic slowdown, DivX continued to execute in the second quarter and delivered solid results,” stated Kevin Hell, Chief Executive Officer for DivX, Inc. “In addition, with our continued expansion across emerging device categories, our recently announced agreements with Paramount and Lionsgate, and the launch of new online storefronts, we are in a strong position to grow as consumer spending resumes. With over 200 million DivX® devices shipped into the market, our vision of powering a seamless, high-quality digital media experience on any device from any manufacturer is becoming a reality.”

GAAP net loss in the second quarter of 2009 was approximately $2.4 million, or $0.07 per diluted share. DivX incurred a non-GAAP net loss of $91,000, or $0.00 per diluted share. Non-GAAP net income (loss) and earnings (loss) per diluted share exclude the following expenses: (1) non-cash share-based compensation of approximately $2.4 million ($1.6 million, or $0.05 per diluted share, net of related taxes); (2) the scheduled amortization of purchased intangible assets related to the acquisition of MainConcept of

$532,000 ($370,000, or $0.01 per diluted share, net of related taxes); (3) the foreign exchange benefit on our intercompany loan of $287,000 ($200,000, or $0.01 per diluted share, net of related taxes); and (4) a non-cash charge of approximately $462,000, or $0.01 per diluted share, related to the write-off of deferred tax assets associated with cancelled stock options.

Dan Halvorson, Executive Vice President and Chief Financial Officer, added, “We had a good quarter, delivering solid bottom line results that highlight the strength of our business model. We continue to manage expenses in a way that we believe will position the company favorably when consumer spending improves. Our balance sheet remains strong with $140 million in cash and investments, or $4.29 per share, and we are focused on investing in technical innovation that drives growth in our core and new businesses.”

Third Quarter 2009 Fiscal Outlook

The following table summarizes the Company’s financial guidance for the third quarter of 2009. The following estimates are based on the Company’s current business outlook as of the date of this press release:

Q3’09 Guidance
Revenue (in millions)	$15.0 - $16.0

GAAP earnings (loss) per share, diluted	$(0.08) - $(0.06)

Adjustments:

Non-cash share-based compensation expense, net of income taxes	$0.05

Amortization of purchased intangibles, net of income taxes	$0.01

Non-GAAP earnings (loss) per share, diluted	$(0.02) - $(0.00)

These estimates are based on:

1.	Expected revenues for technology licensing of approximately 85% to 90% of total revenue for the third quarter of 2009; and revenues for media and other distribution and services of approximately 10% to 15% of total revenues for the third quarter of 2009;

2.	A projected non-GAAP effective tax rate of approximately 40% for the third quarter of 2009 which is dependent on the effective tax rates in our various domestic and foreign jurisdictions;

3.	Anticipated non-cash share-based compensation expense of approximately $2.5 million ($1.5 million, or $0.05 per diluted share, net of related taxes) for the third quarter of 2009; and

4.	The scheduled amortization of purchased intangible assets related to the acquisition of MainConcept of approximately $500,000 ($300,000, or $0.01 per diluted share, net of related taxes) for the third quarter of 2009.

Quarterly Conference Call

DivX management will host a conference call and simultaneous audio webcast to discuss its second quarter 2009 results on August 4, 2009 at 1:30 p.m. Pacific Time or 4:30 p.m. Eastern Time. To participate in the call, please dial (877) 675-4756 or outside the U.S. (719) 325-4886 to access the conference call at least five minutes prior to the start time. A live audio webcast will be available on the Events and Presentations page at http://investors.divx.com.

In addition, an audio replay of the call will be available between 7:30 p.m. Eastern Time August 4, 2009 and Midnight, Eastern Time August 11, 2009 by calling (888) 203-1112 or (719) 457-0820, with passcode 8229224.

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment — the PC, the television and mobile devices. Over 200 million DivX devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home. For more information, visit www.divx.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected growth and earnings potential of the Company’s business, the Company’s position in the digital media space, uncertainties contributing to the macroeconomic climate in 2009, and the anticipated financial results for the third quarter of 2009. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; the uncertainties surrounding the macroeconomic climate, the risk that the Company’s financial performance for the third quarter of 2009 may not meet expectations; risks and uncertainties related to the maintenance and strength of the DivX brand; the Company’s ability to penetrate existing and new markets; the effects of competition; the Company’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of the Company’s most recent reports filed with the SEC.

All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, other than as required under applicable securities laws.

Non-GAAP Financial Measures; GAAP EPS

DivX has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net income (loss) and diluted earnings (loss) per share, which excludes non-cash share-based compensation expense, the amortization of purchased intangible assets, the foreign exchange impact of our intercompany loan, and the non-cash charge related to the change in value of certain deferred tax assets. This non-GAAP information is provided to enhance the reader’s overall understanding of our current financial performance and prospects for the future. Specifically, we believe this information provides useful comparative data by excluding non-cash share-based compensation expense, which is not consistent from period-to-period. Also, we believe that the exclusion of amortization of purchased intangible assets, the foreign exchange impact of our intercompany loan, and the change in value of certain tax deferred assets provides useful comparative data by reflecting our business operations in a manner that is consistent with expected future operations. Management has historically used non-GAAP net income (loss) and non-GAAP earnings (loss) per diluted share when evaluating operating performance because we believe the exclusion of the items described above provides an additional measure of our core operating results and facilitates comparisons of our core operating performance against prior periods and our business model objectives. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

We will continue to evaluate the factors that might impact non-cash share-based compensation expense and accruals for income tax expense. The non-cash share-based compensation expense is expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life, and risk-free interest rates (all of which are difficult to estimate). In addition, the factors that impact our deferred tax assets are expected to vary from period-to-period, also making our effective tax rate difficult to estimate.

# # # #

DivX, Inc.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,206	$43,442
Short-term investments	112,728	73,897
Accounts receivable, net	1,654	7,263
Deferred tax assets, current	2,360	1,841
Prepaid expenses and other current assets	8,837	4,732

Total current assets	148,785	131,175

Property and equipment, net	2,860	3,811
Long-term investments	4,087	17,968
Deferred tax assets, long-term	10,263	10,547
Purchased intangible assets, net	9,907	10,968
Goodwill	10,390	10,358
Other assets	7,774	8,574

Total assets	$194,066	$193,401

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$783	$1,319
Accrued expenses	7,130	7,909
Deferred revenue	4,980	6,185

Total current liabilities	12,893	15,413

Long-term liabilities	4,988	3,888

Total liabilities	17,881	19,301

Stockholders’ equity	176,185	174,100

Total liabilities and stockholders’ equity	$194,066	$193,401

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenues:
Technology licensing	$13,725	$16,410	$32,331	$35,488
Media and other distribution and services	1,509	4,909	1,580	10,853

Total net revenues	15,234	21,319	33,911	46,341

Cost of revenues:
Cost of technology licensing	2,165	956	4,576	1,992
Cost of media and other distribution and services	136	186	312	358

Total cost of revenues	2,301	1,142	4,888	2,350

Gross profit	12,933	20,177	29,023	43,991

Operating expenses:
Selling, general and administrative (1) (2)	11,875	12,573	24,584	28,550
Product development (1) (2)	4,633	5,366	9,334	10,791
Impairment of acquired intangibles	—	250	—	1,250

Total operating expenses	16,508	18,189	33,918	40,591

Income (loss) from operations	(3,575)	1,988	(4,895)	3,400

Interest income (expense), net	432	1,110	1,026	2,767
Other income (expense)	529	(15)	139	502

Income (loss) before income taxes	(2,614)	3,083	(3,730)	6,669
Income tax provision (benefit)	(255)	1,406	61	2,511

Net income (loss)	$(2,359)	$1,677	$(3,791)	$4,158

Basic net earnings (loss) per share	$(0.07)	$0.05	$(0.12)	$0.12

Diluted net earnings (loss) per share	$(0.07)	$0.05	$(0.12)	$0.12

Shares used to compute basic net earnings (loss) per share	32,589	32,399	32,532	33,548

Shares used to compute diluted net earnings (loss) per share	32,589	32,907	32,532	34,132

(1) Includes share-based compensation as follows:
Selling, general and administrative	$1,831	$1,852	$3,713	$3,370
Product development	524	574	841	1,063

	$2,355	$2,426	$4,554	$4,433

(2) Includes Stage6 operating costs and related accruals as follows:
Selling, general and administrative	$—	$—	$—	$3,103
Product development	—	—	—	230

	$—	$—	$—	$3,333

DivX, Inc.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Income:
GAAP net income (loss)	$(2,359)	$1,677	$(3,791)	$4,158
Share-based compensation	2,355	2,426	4,554	4,433
Stage6 operating costs and related accruals	—	—	—	3,333
Impairment of acquired intangibles	—	250	—	1,250
Amortization of purchased intangible assets	532	531	1,043	1,058
Fx impact on intercompany loan	(287)	7	26	(458)
Valuation allowance / adjustments on deferred tax assets	462	—	1,218	—
Income tax effects of pre-tax adjustments	(794)	(1,431)	(1,987)	(4,082)

Non-GAAP net income (loss)	$(91)	$3,460	$1,063	$9,692

Diluted earnings per share:
GAAP diluted earnings (loss) per share	$(0.07)	$0.05	$(0.12)	$0.12
Share-based compensation	0.07	0.07	0.14	0.13
Stage6 operating costs and related accruals	—	—	—	0.09
Impairment of acquired intangibles	—	0.01	—	0.04
Amortization of purchased intangible assets	0.02	0.02	0.03	0.03
Fx impact on intercompany loan	(0.01)	0.00	0.00	(0.01)
Valuation allowance / adjustments on deferred tax assets	0.01	—	0.04	—
Income tax effects of pre-tax adjustments	(0.02)	(0.04)	(0.06)	(0.12)

Non-GAAP diluted earnings (loss) per share	$0.00	$0.11	$0.03	$0.28

Non-GAAP shares used to compute diluted net earnings (loss) per share	32,589	32,907	32,880	34,132

The following table sets forth the computation of Non- GAAP basic and diluted net earnings (loss) per share:
Numerator:
Net income (loss)	$(91)	$3,460	$1,063	$9,692

Denominator:
Weighted-average common shares outstanding (basic)	32,589	32,399	32,532	33,548

Weighted-average common shares outstanding (diluted)	32,589	32,907	32,880	34,132

Basic net earnings (loss) per share	$0.00	$0.11	$0.03	$0.29

Diluted net earnings (loss) per share	$0.00	$0.11	$0.03	$0.28

DivX, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$1,518	$(1,678)	$4,050	$2,392

Net cash (used in) provided by investing activities	(565)	16,936	(25,365)	31,188

Net cash provided by (used in) financing activities	504	(9,564)	960	(19,382)

Effect of exchange rate changes on cash	227	9	119	55

Net increase (decrease) in cash and cash equivalents	1,684	5,703	(20,236)	14,253
Cash and cash equivalents at beginning of period	21,522	23,082	43,442	14,532

Cash and cash equivalents at end of period	$23,206	$28,785	$23,206	$28,785